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        AGREEMENT made as of the 12th day of May 1997, by and between ATM
Holdings, Inc., a Nevada corporation ("Holdings"), the persons listed on the signature page hereof (who are individually and collectively referred to as "Shareholders"), and Nationwide Automated Systems, Inc., a California corporation, ("Nationwide").

        WHEREAS, Shareholders are the owners of all of the issued and outstanding shares of Nationwide ("Nationwide Shares"), and

        WHEREAS, Holdings desires to acquire all of the Nationwide Shares from Shareholders in exchange for shares of Holdings' common stock, par value $.0001 per share ("Common Stock").

        NOW THEREFORE, in consideration of the mutual promises, warranties, representations, covenants and other statements contained herein, the parties agree as follows:

        1. Holdings shall acquire the Nationwide Shares from Shareholders in exchange for Five Million Five Hundred Thousand (5,500,000) shares of its authorized but unissued shares of Common Stock. Such shares are hereinafter referred to as the "Acquisition Shares."

        2. Holdings shall acquire the Nationwide Shares by issuing the Acquisition Shares to the Shareholders as set forth on Exhibit A hereto. In no event shall Holdings be required to issue more than an aggregate of Five Million Five Hundred Thousand (5,500,000) shares of Common Stock in exchange for the Nationwide Shares.

        3. The closing of this transaction shall take place on the date first above written. Such date is hereinafter referred to as the "Closing Date".

        4. On the Closing Date, the following shall occur:

        (a) Holdings shall deliver to Shareholders certificates representing an aggregate of Five Million Five Hundred Thousand (5,500,000) of the Acquisition Shares. Such certificates shall be issued in the names of Shareholders as set forth on Exhibit A attached hereto. Certificates representing the Acquisition Shares so delivered shall be issued in such denominations as may be reasonably requested by Shareholders and shall bear such legends as may be appropriate and reasonably requested by Holdings.

        (b) Each Shareholder shall execute and deliver to Holdings an investment letter with respect to the Acquisition Shares in such form as may reasonably be requested by Holdings dated as of the Closing Date.


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        (c) Each Shareholder shall deliver his Nationwide Shares to Holdings with such signatures, signature guarantees, assignments, certificates and other documentation which may reasonably be requested by Holdings.

        (d) Each Shareholder shall execute and deliver to Holdings a release in substantially the form attached hereto as Exhibit B dated as of the Closing Date.

        (e) Each of the present officers and directors of Holdings shall deliver his written resignation to Holdings dated as of the Closing Date.

        (f) It is the intention of all the parties hereto that the actions to be taken pursuant to this Section shall be deemed to have been done simultaneously.

        5. Representations and Warranties of Holdings:

        (a) It is a corporation duly organized and validly existing under the laws of the State of Nevada.

        (b) Its Articles of Incorporation and By-Laws have not been modified or amended and it has no knowledge of any proceeding or action that would affect its Articles of Incorporation or By-Laws.

        (c) It has authorized capital stock of 50,000,000 shares of common stock, $.0001 par value per share and 10,000,000 shares of preferred stock, $.001 per share.

        (d) No shares of preferred stock are outstanding and One Million Five Hundred Thousand (1,500,000) shares of Common Stock are outstanding. Except for the transactions contemplated by this Agreement, it has no obligations, commitments or agreements to issue any shares of preferred stock or additional shares of Common Stock.

        (e) Except for the transactions contemplated by this Agreement, it is not a party to any contract or agreement.

        (f) Its Board of Directors has approved the transactions contemplated by this Agreement.

        6. Representations and Warranties of Shareholders:

        Each Shareholder represents and warrants as follows:

        (a) Each Shareholder is the sole owner of the Nationwide Shares listed opposite his name on Exhibit A.


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        (b) The Nationwide Shares owned by each Shareholder listed opposite his name on Exhibit A are free and clear of all claims, liens and encumbrances.

        (c) Each Shareholder has full power and authority to enter into this Agreement and perform the actions contemplated hereby.

        (d) Notwithstanding any exemption that may be provided pursuant to any federal, state or other regulation, each Shareholder agrees not to publicly sell any of the Acquisition Shares for a period of two (2) years commencing with the Closing Date and agrees to have the certificates representing the Acquisition Shares stamped with a legend referencing this Agreement and the restriction on the public sale of such shares as provided for herein.

        (e) In the event that Holdings (including Nationwide) does not have Consolidated Net Income (as herein defined) of at least One Million Five Hundred Thousand ($1,500,000) Dollars for the fiscal year ending December 31, 1999, Shareholders shall return to Holdings for cancellation an aggregate of Two Million (2,000,000) of the Acquisition Shares. The shares subject to this return provision are referred to herein as the "Return Shares". "Consolidated Net Income" is defined as the consolidated net income of Holdings and its subsidiaries (including Nationwide) as set forth on its audited consolidated financial statements for the fiscal year ending December 31, 1999. Each Shareholder agrees to place certificates representing his proportionate amount of the Return Shares in escrow with Holdings and to have such certificates affixed with a legend referencing this Agreement and the return provisions provided for herein. Upon the attainment by Holdings of One Million Five Hundred Thousand ($1,500,000) Dollars of Consolidated Net Income for the fiscal year ending December 31, 1999, the Return Shares shall be released from escrow and returned to Shareholders without the legend provided for herein.

        (f) Each Shareholder is not an officer, director, affiliate or 5% or more shareholder of any company or business entity that directly or indirectly competes with the business of Nationwide.

        (g) Each Shareholder agrees not to become an officer, director, employee, affiliate or 5% or more shareholder of any company or business entity that directly or indirectly competes with the business of Nationwide for a period of five (5) years commencing with the Closing Date.


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        7. Representations and Warranties of Nationwide:

        (a) It is a corporation duly organized and existing under the laws of the State of California and is qualified to do business under the laws of such jurisdictions where it conducts its business.

        (b) The only shares of capital stock that its has outstanding are the Nationwide Shares and all of the Nationwide Shares are validly issued, fully paid and non-assessable.

        (c) It has no obligations, commitments or agreements to issue any additional shares of common stock or any other equity security.

        (d) It possesses all licenses, permits, etc. required and necessary for it to conduct its operations in the normal course of business.

        (e) Except for the contracts and agreements set forth on Exhibit C attached hereto, it has no material agreements, contracts or commitments.

        (f) Its audited balance sheet as of December 31, 1996 attached hereto as Exhibit D is accurate as of such date and it owns and has title to all of the assets included on such balance sheet free and clear of any claims or encumbrances except as set forth thereon. As of December 31, 1996, it had no liabilities other than those set forth on such balance sheet.

        (g) Its unaudited balance sheet as of March 31, 1997 attached hereto as Exhibit E is accurate as of such date and it owns and has title to all of the assets included on such balance sheet free and clear of any claims or encumbrances except as set forth thereon. As of March 31, 1997, it had no liabilities other than those set forth on such balance sheet.

        (h) Through the Closing Date, there has been no adverse change in its financial condition or results of operations that would make such March 31, 1997 balance sheet inaccurate or misleading.

        (i) It has filed all documents, statements and returns required by all government agencies and all amounts due to any government agency have been paid or provided for in its financial statements.

        (j) It has no subsidiaries or is a party to any joint venture, partnership or similar agreement.


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        (k) It has no litigation pending, or to the best of its knowledge, there is no litigation threatened against it.

        8. Neither this Agreement, nor any provision hereof, shall be amended or modified or deemed amended or modified, except by an agreement in writing duly subscribed and acknowledged with the same formality as this Agreement. Any waiver by either party of any provision of this Agreement or any right or option hereunder, shall not be controlling nor shall it prevent or stop such party from thereafter enforcing such provision, right or option, and the failure of either party to insist in any one or more instances upon the strict performances of any of the terms and provisions of this Agreement by the other party shall not be construed as a waiver or relinquishment for the future of any such term or provision, but the same shall continue in full force and effect.

        9. All matters affecting the interpretation of this Agreement and the rights of the parties hereto shall be governed by the laws of the State of California.

        10. In the event that any provision of this Agreement shall be held contrary to, or invalid under the laws of any country, state or other jurisdiction, such invalidity shall not affect in any way any provision hereof, all of which shall continue in full force and effect in any country, state or jurisdiction in which such provision is legal and valid.

        11. Each of the respective rights and obligations of the parties hereunder shall be deemed independent and may be enforced independently, irrespective of any other rights and obligations set forth herein.

        12. This Agreement contains the entire understanding of the parties, who hereby acknowledge that there have been and are no representations, warranties, covenants or understandings other than those expressly set forth herein.

        13. This Agreement may be signed in counterparts and, when all such counterparts are considered together, they shall act as a formal and binding document by those affixing their signature to such counterparts.


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IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above written.


                                                 ATM HOLDINGS, INC.


                                          By/s/ Michael Roberts
                                          -------------------------------
                                          Michael Roberts, President

Attest:


/s/ Steve Doherty
-------------------------------
Steve Doherty, Secretary

                                          NATIONWIDE AUTOMATED SERVICES, INC.



                                          By /s/ Joel Gillis
                                            -----------------------------
                                          Joel Gillis, President

Attest:


/s/ Edward Wishner
-------------------------------
Edward Wishner, Secretary


                                          SHAREHOLDERS:


                                          /s/ Joel Gillis
                                          -------------------------------
                                          Joel Gillis


                                          /s/ Edward Wishner
                                          -------------------------------
                                          Edward Wishner


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